Exhibit 99.4
Dear Sirs and Madams,
March, 11, 2011
Acquisition of RC2 Corporation Through Tender Offer
March 11 (Friday) 11:00AM~12:00PM
Venue: Royal Park Hotel (Room: 2F Shinonome)
     TOMY Company, Ltd. (CEO: Kantaro Tomiyama, headquarters: Katsushika-ku, Tokyo) today announced that it has entered into a definitive agreement with RC2 Corporation (CEO: Curtis W Stoelting , headquarters: Illinois, USA), a leading toy and infant products company in the United States, regarding the above-captioned matter. TOMY’s management will provide further information on the transaction at a press conference today, March 11, 2010, at 11AM (JST). Please see below for further details.

Date:	March 11, 2011 (Friday) 11:00AM~12:00PM (JST)

Venue:	Royal Park Hotel (Room: 2F Shinonome)
2-1-1 Nihonbashi-Kakigara-cho, Chuo-ku, Tokyo 103-8520, Japan
Phone: +81-3-3667-1111

Agenda:	Acquisition of RC2 Corporation Through Tender Offer

Speakers:	Mr. Kantaro Tomiyama, President and CEO of TOMY Company, Ltd. Others
<For further inquiries, please contact>
Corporate Communication: TEL 03-5654-1548/090-4384-6007

Additional Information
The tender offer to which this letter relates has not yet commenced, and this letter is neither an offer to purchase, nor a solicitation of an offer to sell any securities. Stockholders of RC2 Corporation are advised to read the Tender Offer Statement on Schedule TO, the offer to purchase and any other documents relating to the tender offer that are filed with the Securities and Exchange Commission (the “SEC”) when they become available because they will contain important information. Stockholders of RC2 Corporation may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or at Tomy’s website at http://www.takaratomy.co.jp/company/release/ir/index.html.